Exhibit 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ___) pertaining to the Sunrise Senior Living, Inc. 2008 Omnibus Incentive Plan of our report dated July 28, 2008, with respect to the consolidated balance sheet as of December 31, 2006, and the related consolidated statements of operations, changes in members’ (deficit) capital, and cash flows for the year then ended of Sunrise First Assisted Living Holdings, LLC, included in Sunrise Senior Living, Inc.’s Form 10-K/A for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Beers & Cutler PLLC
McLean, Virginia
July 23, 2009